Exhibit 99.1

Contacts:	Steven O. Cordier
Senior Vice President and CFO
Penford Corporation
303-649-1900
steve.cordier@penx.com
Penford Operating Income Rises 27% in FY 08 First Quarter
EPS of $0.33 Reflects Severance Charges of $1.2 million or $0.09 per share
CENTENNIAL, Co., January 9, 2008 – Penford Corporation (Nasdaq: PENX), a global leader in renewable, natural-based ingredient systems for industrial and food applications, today reported that consolidated sales for its first quarter of fiscal 2008, which ended on November 30, 2007, rose 11% to $94.9 million from $85.5 million a year ago. Higher unit selling prices in all of the Company’s businesses, new product introductions, favorable mix changes in North America and stronger Australian Dollar exchange rates contributed to the sales gain. In addition, first quarter operating income increased 27% to $5.8 million from $4.5 million in the same period during fiscal 2007.
Net income for the quarter rose 23% to $3.2 million from $2.6 million for the same quarter last year. Earnings per diluted share increased 18% to $0.33 from $0.28 a year ago despite severance costs of $1.2 million or $0.09 per share related to repositioning the Company’s Australian business.
Consolidated gross margin expanded to $16.3 million from $13.2 million a year ago. Gross margin as a percent of sales expanded to 17.1% from 15.4% on revenue increases and product mix improvements. Consolidated operating expenses were $7.2 million versus $7.1 million last year and declined as a percent of sales to 7.6% from 8.3% a year ago. Research and development expenses rose 29% to $2.0 million as the Company continues to invest in projects and technologies that deliver differentiated, high performance solutions to customers and enhance the Company’s product offerings.
First quarter non-operating income of $0.5 million and interest expense of $1.3 million were comparable to last year. Income tax expense increased $0.6 million to $1.8 million as earnings rose in higher tax rate jurisdictions. The effective tax rate was 36.2% compared with 31.2% a year ago.

Interest expense of $0.3 million associated with the expansion of the Company’s wet milling operations to produce up to 45 million gallons of ethanol annually was capitalized during the first quarter of fiscal 2008. Construction costs are estimated at $1.00 to $1.05 per gallon. Capital expenditures attributable to this Cedar Rapids, Iowa construction project were $32.7 million as of November 30, 2007. The new facility should be operational during the second half of fiscal 2008.
In December 2007, the Company sold 2,000,000 shares of its common stock with net proceeds to Penford of $47.2 million, which was used to repay amounts outstanding under the Company’s credit facility.
Segment Results
First quarter fiscal 2008 sales at the Industrial Ingredients business rose 12% to $49.2 million. Higher unit pricing in all major product categories, mix improvements and the impact from passing through higher corn prices to customers contributed to the gain. Quarterly sales of specialty products expanded 38%. Specialty products include the Company’s proprietary line of Liquid Natural Additives products, which can be an excellent substitute for petroleum-based products. Gross margin as a percent of sales increased to 17.4% from 13.6% a year ago on improved pricing and expansion of the high margin Specialty category. Operating expenses decreased $0.2 million to $1.9 million and as a percent of sales declined to 3.9% from 4.7% last year. Operating income grew 79% to $5.7 million from $3.2 million last year.
North American Food Ingredients first quarter fiscal 2008 revenues grew 6% over last year to $16.1 million on higher selling prices, continuing ramp-up of products in the pet category and improved product mix. Revenue from coating applications were comparable to a year ago while non-coating applications expanded by 12%. Gross margin decreased $0.2 million to $4.6 million in the first quarter 2008, reflecting increased costs for raw materials, maintenance and expenditures for new product trials. Improved pricing realized with the annual renewal of customer contracts beginning in January should mitigate the impact of higher costs. First quarter operating expenses decreased to $1.4 million or 8.4% of sales from 9.9% a year ago. Income from operations was $2.7 million compared with $2.9 million a year ago.

First quarter sales in the Australia/New Zealand business expanded 13% to $29.9 million from $26.5 million a year ago. Higher average selling prices increased revenue by $2.1 million while stronger foreign currency exchange rates added $4.0 million. Gross margin as a percent of sales rose to 10.5% from 9.1% a year ago as stronger pricing more than offset $1.8 million in higher quarterly grain costs caused by a continuing drought in the region. In addition to price increases, the Australia/New Zealand business is shifting production among its three plants, sourcing from alternate suppliers and reducing its workforce to address escalating grain costs. The first quarter operating loss of $0.1 million included $1.2 million in severance costs for employees in the two Australian operating facilities. The business reported operating income of $0.8 million last year.
“Improved pricing, particularly for our higher value products, led to record first quarter sales and profits. We are on track with the execution of our business plans at this stage of the fiscal year. The Industrial business mix will be shifting towards a higher proportion of specialized industrial starches concurrent with the build-out of the Cedar Rapids facility designed to expand our finished product output choices,” said Tom Malkoski, Penford Corporation President and Chief Executive Officer. “The North American Food Ingredients business continues to accelerate the growth of attractive opportunities like pet, dairy and protein applications. The execution of our restructuring program to strengthen the Australian business is well underway. Price increases were implemented, manufacturing has been rationalized, and headcount reduced. New product initiatives are advancing through trial stages as expected. Overall, the Company continues to be well positioned for strong business performance during fiscal 2008.”
Conference Call
Penford will host a conference call to discuss first quarter financial and operational results today, January 9, 2008 at 9:00 a.m. Mountain time (11:00 a.m. Eastern time). Access information for the call and web-cast can be found at www.penx.com. To participate in the call on January 9, 2007, please phone 1-877-407-9205 at 8:50 a.m. Mountain Time. A replay will be available at www.penx.com.
About Penford Corporation
Penford Corporation develops, manufactures and markets specialty, natural-based ingredient systems for a variety of industrial and food applications. Penford has nine manufacturing and/or research locations in the United States, Australia and New Zealand.

     The statements contained in this release that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as “believes,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects,” or comparable terminology or by discussions of strategies or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results. Actual future results could differ materially from those described in such forward-looking statements, and the Company does not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release and those described from time to time in other filings with the Securities and Exchange Commission which include, but are not limited to, competition; the possibility of interruption of business activities due to equipment problems, accidents, strikes, weather or other factors; product development risk; changes in corn and other raw material prices and availability; expectations regarding the construction cost of the ethanol facility and the timing of ethanol production; changes in general economic conditions or developments with respect to specific industries or customers affecting demand for the Company’s products, including unfavorable shifts in product mix; unanticipated costs, expenses or third party claims; the risk that results may be affected by construction delays, cost overruns, technical difficulties, nonperformance by contractors or changes in capital improvement project requirements or specifications; interest rate, chemical and energy cost volatility; foreign currency exchange rate fluctuations; changes in assumptions used for determining employee benefit expense and obligations; other unforeseen developments in the industries in which Penford operates; and other factors described in the “Risk Factors” section in reports filed by the Company with the Securities and Exchange Commission..
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CHARTS TO FOLLOW

Penford Corporation
Financial Highlights

	Three months ended
	November 30,
(In thousands except per share data)	2007	2006
	(unaudited)
Consolidated Results

Sales	$94,861	$85,500

Net income	$3,162	$2,573

Earnings per share, diluted	$0.33	$0.28

Results by Segment

Industrial Ingredients:

Sales	$49,209	$43,972
Gross margin	17.4%	13.6%
Operating income	5,696	3,182

Food Ingredients — North America:

Sales	$16,076	$15,240
Gross margin	28.3%	31.4%
Operating income	2,652	2,853

Australia/New Zealand:

Sales	$29,944	$26,524
Gross margin	10.5%	9.1%
Operating income (loss)	(75)	808

	November 30,	August 31,
	2007	2007
	(unaudited)
Current assets	$103,533	$105,279
Property, plant and equipment, net	163,596	146,663
Other assets	38,375	36,446

Total assets	305,504	288,388

Current liabilities	62,585	66,246
Long-term debt	75,287	63,403
Other liabilities	33,512	33,063
Shareholders’ equity	134,120	125,676

Total liabilities and equity	$305,504	$288,388

Penford Corporation
Consolidated Statements of Income (unaudited)

	Three months ended
	November 30,
(In thousands except share and per share data)	2007	2006
Sales	$94,861	$85,500

Cost of sales	78,608	72,306

Gross margin	16,253	13,194

Operating expenses	7,240	7,100
Research and development expenses	2,022	1,571
Restructure costs	1,235	—

Income from operations	5,756	4,523

Non-operating income, net	464	521
Interest expense	1,266	1,304

Income before income taxes	4,954	3,740

Income tax expense	1,792	1,167

Net income	$3,162	$2,573

Weighted average common shares and equivalents outstanding, diluted	9,548,803	9,071,719

Earnings per share, diluted	$0.33	$0.28

Dividends declared per common share	$0.06	$0.06

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